U.S. SECURITIES AND
                               EXCHANGE COMMISSION
                                WASHINGTON, D.C.


                                   FORM 12B-25



                           NOTIFICATION OF LATE FILING


                                                                         1-09059
                                                                 SEC File Number
                                                                       067901108
                                                                    CUSIP Number


[  ]  Form 10-K and Form 10-KSB     [  ]  Form 20-F  [X]  Form 11-K
[  ]  Form 10-Q and Form 10-QSB     [  ]  Form N-SAR

For Period Ended...............................................December 31, 2002

                  [  ]  Transition Report on Form 10-K
                  [  ]  Transition Report on Form 20-F
                  [  ]  Transition Report on Form 11-K
                  [  ]  Transition Report on Form 10-Q
                  [  ]  Transition Report on Form N-SAR

For the Transition Period Ended................................

 [ Read Instruction (on back page) Before Preparing Form. Please Print or Type ]
      Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
Not Applicable

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PART I -- REGISTRANT INFORMATION

Barrick Gold Corporation
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Full Name of Registrant

Not Applicable
--------------------------------------------------------------------------------
Former Name if Applicable

Suite 3700, 161Bay Street
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Toronto, Canada M5J 2S1
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Addresses of Principal Executive Office


PART II -- RULES 12B-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

      |    (a)      The reasons described in reasonable detail in Part III of
      |             this form could not be eliminated without unreasonable
      |             effort or expense;
[X]   |    (b)      The subject annual report, semi-annual report, transition
      |             report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or
      |             portion thereof, will be filed on or before the fifteenth
      |             calendar day following the prescribed due date; or the
      |             subject quarterly report of transition report on Form 10-Q,
      |             or portion thereof will be filed on or before the fifth
      |             calendar day following the prescribed due date; and
      |    (c)      The accountant's statement or other exhibit required by Rule
      |             12b-25(c) has been attached if applicable.


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


PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR or the transition report or portion thereof, could not be filed in the prescribed period.

         The Registrant, in preparing the Forms 5500 for its plans as well as for the newly acquired plan, realized that due to a transaction that took place on December 14, 2001, the Registrant acquired a plan that required the Registrant's plan administrator to file a Form 11-K for the 2002 Plan Year. The Registrant did not realize the Form 11-K filing requirement until recently and consequently the audited financial statements will not be completed and ready for timely filing without unreasonable effort and expense.

PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:

         Sybil E. Veenman                       (416) 307-7470
         ---------------------------        ------------------------------------
                  (Name)                    Telephone Number

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) has been filed? If the
     answer is no, identify report(s). Yes [x]          No [ ]

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report of portion thereof?

                                       Yes  [ ]         No [x]

     If so, attach an explanation of the anticipated change, both narratively and quantatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.



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



                            BARRICK GOLD CORPORATION
                            ------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date:    June 27, 2003                        By:  /s/ Sybil E. Veenman
     -------------------------------             -------------------------------





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